EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Financial Information Press Contact: Vincent C. Klinges Chief Financial Officer American Software, Inc. (404) 264-5477	FINAL

American Software Reports Preliminary First Quarter
of Fiscal Year 2008 Results

Operating Earnings Increase 52% for the First Quarter Driven by 17% Growth in License Fee Revenue when Compared to the Prior Year

ATLANTA (September 6, 2007) American Software, Inc. (NASDAQ: AMSWA) today reported preliminary financial results for the first quarter of fiscal year 2008. These results mark 26 consecutive quarters of profitability for the Company.

Key first quarter financial highlights include:

•	Total revenues for the quarter ended July 31, 2007 were $21.7 million, an increase of 8% over the first quarter of fiscal 2007;

•	Software license fees for the quarter ended July 31, 2007 were $5.1 million, an increase of 17% over the first quarter of fiscal 2007;

•	Services and other revenues for the quarter ended July 31, 2007 were $9.8 million; an increase of 6% over the first quarter of fiscal 2007;

•	Maintenance revenues for the quarter ended July 31, 2007 were $6.8 million, an increase of 4% over the first quarter of fiscal 2007; and

•	Operating earnings for the quarter ended July 31, 2007 were $2.5 million, an increase of 52% over the first quarter of fiscal 2007.

GAAP net earnings were approximately $2.0 million or $0.07 per fully diluted share for the first quarter of fiscal 2008 compared to $1.2 million or $0.05 per fully diluted share for the same period last year. Adjusted net earnings for the quarter ended July 31, 2007, which excludes stock-based compensation expense and acquisition-related amortization of intangibles, were $2.2 million or $0.08 per fully diluted share, compared to $1.6 million or $0.06 per fully diluted share for the same period last year, which excludes stock-based compensation expense and acquisition-related amortization of intangibles.

The Company is including adjusted net earnings and adjusted net earnings per share in the summary financial information provided with this press release as supplemental information relating to its operating results. This financial information is not in accordance with, or an alternative for, GAAP and may be different from non-GAAP net earnings and non-GAAP per share measures used by other companies.

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The Company believes that this presentation of adjusted net earnings and adjusted net earnings per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations.

The overall financial condition of the Company remains strong, with cash and investments of approximately $75.6 million and no debt as of July 31, 2007. This is an increase in cash and investments of approximately $11.7 million compared to July 31, 2006 and an increase of approximately $2.8 million compared to April 30, 2007.

“American Software posted a strong performance for the first quarter of fiscal 2008, delivering 52% growth in operating earnings fueled by a 17% increase in license fee growth,” noted James C. Edenfield, president and chief executive officer of American Software. “With 26 consecutive quarters of profitability and positive cash flow combined with our steady growth, American Software is well positioned to support and expand our global customer base with innovative enterprise application solutions and deep supply chain management expertise. Additionally, the American Software Board of Directors recently authorized a 13% increase to the quarterly dividend to $.09 per share, increasing this tangible benefit to our shareholders.”

“We are pleased that Fortune Small Business magazine named Logility, the Company’s 88% owned subsidiary, to its annual listing of the Fastest-Growing Small Public Companies in America, the FSB 100, during the quarter,” continued Edenfield. The seventh annual FSB 100 listing was compiled by Zacks Investment Research, which ranked public companies with revenues of less that $200 million and a stock price of more than $1, based on their percentage growth in earnings, revenue, and stock performance over the past three years.

Highlights for the first quarter of fiscal year 2008 include:

Customers:

•
Notable new and existing customers placing orders with the Company in the first quarter include: Berry Plastics Corporation, Case New Holland (CNH) Australia, Johnson Diversey, Johnson Controls, Kenney Manufacturing, Markwins International, Parker Hannifin, Polaris Industries, Road Runner Sports, Sole Technology, Tesco Corporation, VeriFone, VM Sewing and VWR International.

•
During the quarter, software license agreements were signed with customers located in 13 countries including: Australia, Canada, China, Egypt, France, Germany, Ghana, Ireland, Russia, Saudi Arabia, South Africa, the United Kingdom, and the United States.

•
American Software USA announced that Boots the Chemists has successfully implemented the Company’s web-based e-Procurement system. This system is fully integrated with the Boots ERP system. At the same time Boots implemented the Company’s new Host-Access system which provides full Internet access to the ERP system over the web and is based upon IBM’s Host Access Transformational Server architecture (HATS).

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Several Logility customers garnered prestigious recognition for their supply chain achievements through the use of Logility Voyager Solutions™ by industry-leading manufacturing and supply chain publications during the quarter. The honors received by Logility customers include:

▪
Associated Grocers of Florida received a Supermarket News 2007 Technology Excellence Award. The winners of the fifth annual Supermarket News (SN) Technology Excellence Awards included food retailers and wholesalers that were able to show dramatic improvements in their organizations through the innovative and proactive use of information technology. Associated Grocers of Florida received the award for the wholesaler category.

▪
Smead Manufacturing was a recipient of Managing Automation magazine’s prestigious Progressive Manufacturing Award for distinction in Supply Network Mastery and also received the Customer Mastery High Achiever award.

▪
McCain Foods received the Start-IT Technology and Business award and Shaw Industries was honored as a Manufacturer of the Year Honorable Mention at the 2007 Start-IT Technology and Business (T&B) Awards.

Technology and Company:

•
The Supply Chain Power Hour “Reach Peak Production Efficiency, Gain Flexibility” continued Logility’s popular educational webcast series providing the latest research and thought leadership on supply chain topics to the manufacturing community. The webcast featured Logility customer, Larry Morgan, senior director, operations planning at Nutra Manufacturing and provided participants with insight on maximizing production planning efficiency through accurate, flexible production plans that optimize resource constraints.

•
Logility was recognized as a Best All-Around Software Vendor in the Apparel Market and received high rankings across five other categories—overall satisfaction (the most heavily weighted), apparel market knowledge, ROI, user buy-in/user friendliness and customer service—in the second annual Apparel Magazine Software Scorecard. The 2007 Apparel Software Scorecard ranks software providers based on survey response from Apparel subscribers and other apparel companies invited to participate in the survey. Of the approximately 160 apparel and retail-specific software firms serving the apparel industry, only 50 qualified for inclusion in the prestigious Scorecard report.

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Logility was named a 2007 Great Supply Chain Partner by Global Logistics and Supply Chain Strategies (GL&SCS) magazine. The 2007 list of GL&SCS Great Supply Chain Partners was the result of a six-month poll in which the magazine asked logistics and supply chain professionals to nominate vendors and service providers whose technology, logistics, transportation or consulting solutions have made a significant impact on their company’s efficiency, customer service and overall supply chain performance. For the 2007 list, GL&SCS received more than 2,000 nominations from a broad range of companies on five continents with more than 500 vendors across the supply chain receiving nominations. The 100 companies that received the most qualified nominations were selected for inclusion in this year’s 2007 Great Supply Chain Partner list.

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New Generation Computing Inc., the Company’s wholly-owned subsidiary (NGC), announced major new releases of the company's e-PLM for product lifecycle management and e-SPS® software for global sourcing and visibility. Apparel brands and retailers can customize the screen layout of e- PLM 2007 and e-SPS 2007 to reflect their organization's workflow, with screens and views that can be easily configured by the company as well as users. PLM 2007 and e-SPS 2007 include enhanced features for line planning, vendor capacity planning, margin requirement analysis, and open to buy planning. Line plans can be dynamically updated online and immediately accessed throughout the enterprise. Other highlights of e-PLM 2007 and e-SPS 2007 include improved security management, as well as enhancements to Seasonal Color Palette definition and reporting, image management, and sample tracking and reporting.

About American Software, Inc.

Headquartered in Atlanta, American Software develops, markets and supports one of the industry's most comprehensive offerings of integrated business applications, including supply chain management, Internet commerce, financial, warehouse management and manufacturing packages. e-Intelliprise™ is an ERP/supply chain management suite, which leverages Internet connectivity and includes multiple manufacturing methodologies. American Software owns 88% of Logility, Inc. (NASDAQ: LGTY), a leading provider of collaborative supply chain solutions that help small, medium, large and Fortune 1000 companies realize substantial bottom-line results in record time. Logility is proud to serve such customers as Avery Dennison Corporation, BP (British Petroleum), Hyundai Motor America, Leviton Manufacturing Company, McCain Foods, Pernod-Ricard, Sigma Aldrich and Under Armour Performance Apparel. New Generation Computing Inc. (NGC), a wholly owned subsidiary of American Software, is a global software company that has 25 years of experience developing and marketing business applications for apparel manufacturers, brand managers, retailers and importers. Headquartered in Miami, NGC’s worldwide customers include Dick’s Sporting Goods, Wilsons Leather, Kellwood, Hugo Boss, Russell Corp., Ralph Lauren Childrenswear, Haggar Clothing Company, Maidenform, William Carter and VF Corporation. For more information on the Company, contact: American Software, 470 East Paces Ferry Rd., Atlanta, GA 30305; (800) 726-2946 or (404) 261-4381. FAX: (404) 264-5206. INTERNET: www.amsoftware.com or
e-mail: ask@amsoftware.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company's products and services, including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the Company’s ability to satisfy in a timely manner all SEC required filings and the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted under that Section; the challenges and risks associated with integration of acquired product lines and companies; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company's revenues. For further information about risks the Company could experience as well as other information, please refer to the Company's Form 10-K for the year ended April 30, 2007 and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact: Vincent C. Klinges, Chief Financial Officer, American Software, Inc., (404) 264-5477 or fax: (404) 237-8868.

e-Intelliprise is a trademark of American Software, Logility is a registered trademark and Logility Voyager Solutions is a trademark of Logility, Demand Solutions is a registered trademark of Demand Management, and REDHORSE is a trademark of New Generation Computing. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.

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AMERICAN SOFTWARE, INC.
Consolidated Statements of Operations Information
(In thousands, except per share data)
(Unaudited)

	First Quarter Ended
		July 31,
			Pct
	2007	2006	Chg.
Revenues:
License	$5,120	$4,373	17%
Services & other	9,787	9,263	6%
Maintenance	6,815	6,545	4%
Total Revenues	21,722	20,181	8%

Cost of Revenues:
License	1,685	1,454	16%
Services & other	6,823	6,644	3%
Maintenance	1,761	1,777	(1%)
Total Cost of Revenues	10,269	9,875	4%
Gross Margin	11,453	10,306	11%
Operating expenses:
Research and development	2,435	2,315	5%
Less: capitalized development	(525)	(596)	(12%)
Sales and marketing	3,392	3,517	(4%)
General and administrative	3,518	3,308	6%
Acquisition related amortization of intangibles	87	88	(1%)

Total Operating Expenses	8,907	8,632	3%

Operating Earnings	2,546	1,674	52%
Interest Income & Other, Net	916	605	51%
Earnings Before Income Taxes and Minority Interest	3,462	2,279	52%
Income Tax Expense	(1,271)	(905)	40%
Minority Interest Expense	(236)	(127)	86%
Net Earnings	$1,955	$1,247	57%
Earnings per common share: (1)
Basic:	$0.08	$0.05	60%
Diluted:	$0.07	$0.05	40%

Weighted average number of common shares outstanding:
Basic	25,126	24,508
Diluted	26,819	25,266

Reconciliation of Adjusted Net Earnings:
Net Earnings	$1,955	$1,247
Acquisition related amortization of intangibles (2)	87	88
Stock-based compensation (2)	179	225

Adjusted Net Earnings	$2,221	$1,560	42%

Adjusted Net Earnings per Diluted Share	$0.08	$0.06	33%

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(1) - Basic per share amounts are the same for Class A and Class B shares. Diluted per share amounts for Class A shares are shown above. Diluted per share for Class B shares under the two-class method are $0.08 and $0.05 for the three months ended July 31, 2007 and 2006.

(2) - Not income tax affected

AMERICAN SOFTWARE, INC.
Selected Balance Sheet Information
(In thousands)
(Unaudited)
	July 31,
	2007	2006

Cash and Short-term investments	$75,608	$63,518
Accounts Receivable:
Billed	11,880	10,505
Unbilled	5,185	3,701
Total Accounts Receivable,net	17,065	14,206
Prepaids & Other	2,474	2,399
Current Assets	95,147	80,123

Investments -noncurrent	-	406
PP&E, net	7,055	7,510
Capitalized Software, net	6,029	6,500
Goodwill	11,503	11,120
Other Intangibles	1,388	1,839
Non-current Assets	241	1,439
Total Assets	$121,363	$108,937

Accounts Payable	$1,334	$866
Other Current Liabilities	5,710	6,573
Dividend Payable	2,039	1,716
Deferred Income Tax Liability	900	-
Deferred Revenues	16,176	15,050
Current Liabilities	26,159	24,205

Deferred Income Tax Liability	1,667	1,060
Minority Interest	5,403	4,344
Shareholders' Equity	88,134	79,328
Total Liabilities & Shareholders' Equity	$121,363	$108,937